Exhibit 99.1

Cascadian Therapeutics Reports Second Quarter 2016 Financial Results and Provides Corporate Update

Reported positive interim results from Phase 1b “Triplet” study investigating ONT-380 in combination with trastuzumab and capecitabine

Phase 2 “HER2CLIMB” study enrolling patients

SEATTLE, WA—August 8, 2016—Cascadian Therapeutics (NASDAQ:CASC), a clinical-stage biopharmaceutical company, today provided a corporate update and reported financial results for the quarter ended June 30, 2016.

“During the second quarter, we continued to accelerate the clinical development of our lead product candidate ONT-380, a promising small molecule for the treatment of advanced, metastatic HER2+ breast cancer,” said Scott Myers, President and CEO of Cascadian Therapeutics. “Early clinical results with ONT-380 when combined with T-DM1 or capecitabine have suggested a favorable safety and tolerability profile, systemic activity in advanced disease and the potential to improve outcomes in patients with and without brain metastases. We’re looking forward to reporting new data from the ongoing Phase 1b Triplet study expected later this year. In addition, we were granted Fast Track designation from the FDA for ONT-380 in HER2+ metastatic breast cancer.”

“Our continued progress and the refocusing of resources on development of ONT-380 and our Chk1 inhibitor, supported by a recent financing in June, leave us well-positioned to deliver on our business and clinical development plans,” said Mr. Myers.

SECOND QUARTER AND RECENT HIGHLIGHTS

Clinical Development

•	Presented positive results from the Phase 1b “Triplet” study of ONT-380 in combination with trastuzumab and capecitabine at the Company’s R&D Day in June. The study is evaluating ONT-380 in patients with locally advanced or metastatic breast cancer with and without brain metastases who have previously received treatment with multiple HER2 agents, including T-DM1. Topline results showed a progression free survival (PFS) of 6.3 months and an overall response rate (ORR) of 58%. A majority of adverse events were Grade 1, with most patients being able to continue on the full dose of ONT-380. Additionally, Grade 3 diarrhea was infrequent, without the need for a prophylactic anti-diarrheal medicine. These data suggest ONT-380’s promising systemic activity, favorable safety profile and activity against brain metastases as well as support the ongoing Phase 2 trial in this combination, known as HER2CLIMB, which the Company initiated in February 2016. The Company expects to present more mature data from the Triplet study before the end of the year.

•	Presented updated safety and activity data from the Phase 1b combination trial of ONT-380 with T-DM1 at the American Society of Clinical Oncology annual meeting in June. This study includes patients with advanced disease who were previously treated with trastuzumab and a taxane. Results showed a PFS of 8.2 months, with an ORR of 47%. Many of the patients with brain metastases in the study had long-term control of both brain metastases and systemic disease. PFS in the 30 patients with brain metastases was similar to patients without brain metastases, and there were no patients without brain metastases at baseline who developed new clinically apparent brain metastases while on the study.

•	Phase 2 ONT-380 combination trial, HER2CLIMB, continues to enroll patients with late-stage HER2+ metastatic breast cancer. This randomized, double-blind, placebo-controlled Phase 2 study is evaluating ONT-380 versus placebo in combination with capecitabine and trastuzumab in late stage HER2+ breast cancer patients, with and without brain metastases, who have previously been treated with a taxane, trastuzumab, pertuzumab and T-DM1. The Phase 2 trial is expected to enroll approximately 180 patients at sites in the U.S., Canada and select countries in Western Europe. Building on encouraging Phase 1b Triplet results, the primary and secondary endpoint objectives are designed to measure ONT-380’s contribution to treating systemic disease in patients with and without brain metastases. For more information, visit www.clinicaltrials.gov: NCT02614794.

•	Received Fast Track Designation for ONT-380 from FDA for the treatment of advanced HER2+ metastatic breast cancer. The Company continues to evaluate additional opportunities for ONT-380 and establish the most efficient regulatory and commercialization path forward.

•	Developing novel Chk1 cell cycle inhibitors with plans to move the program forward through IND-enabling studies in 2017. Topline preclinical results presented at the American Association for Cancer Research (AACR) Annual Meeting 2016 showed that select Cascadian Chk1 inhibitors display cellular potency against Chk1, are active against a diverse range of cancer cell lines, and demonstrate synergistic activity in combination with certain chemotherapeutic drugs.

Corporate Update

•	Raised gross proceeds of $46 million in a concurrent, but separate, underwritten public offering and a registered direct offering to support ongoing program development.

•	Completed corporate name change to Cascadian Therapeutics from Oncothyreon, reflecting the shift in the Company’s focus from therapeutic vaccines to advancing targeted treatments for cancer.

•	Prioritized the Company’s pipeline to focus on ONT -380 and the Chk1 cell cycle inhibitor program and ceased development of the protocell research program.

SECOND QUARTER 2016 FINANCIAL HIGHLIGHTS

•	Cash, cash equivalents and investments totaled $80.9 million as of June 30, 2016, compared to $56.4 million at December 31, 2015, an increase of $24.5 million, or 43.4%. The increase was the result of net proceeds of $43.2 million from the Company’s June 2016 financing offset by cash used to fund operations of $18.7 million.

•	Net loss attributable to common stockholders for the three months ended June 30, 2016 was $25.1 million, or $0.26 per basic and diluted share, compared with a net loss attributable to common stockholders of $10.9 million, or $0.11 per basic and diluted share, for the comparable period in 2015. The increase in net loss attributable to common stockholders for the quarter was primarily due to the intangible asset impairment charge of $19.7 million during the three months ended June 30, 2016, which was the result of the mutual termination of the STC.UNM agreement and the Company’s intent to no longer develop, license or commercialize the protocell technology. In addition, the increase in net loss attributable to common stockholders was due to increases in general and administrative expenses of $1.7 million primarily due to higher professional fees associated with legal and regulatory compliance and expenses related to the Company’s Retention Payment Plan, and increases in research and development expenses of $0.7 million primarily due to greater activity related to the development of the Company’s product candidates. The Company also recognized a non-cash $1.6 million deemed dividend as a result of the beneficial conversion feature on the Series D convertible preferred stock. The increase in the net loss attributable to common stockholders was partially offset by a $6.9 million tax benefit that resulted from the reversal of the deferred tax liability that was associated with the impaired intangible asset during the three months ended June 30, 2016 and lower non-cash expense from the change in the fair value of the Company’s warrant liability, which was zero for the three months ended June 30, 2016 compared to $2.6 million for the three months ended June 30, 2015. The change in the fair value of warrant liability was due to the expiration of September 2010 warrants, which expired in October 2015.

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Net loss attributable to common stockholders for the six month ended June 30, 2016 was $38.0 million, or $0.40 per basic and diluted share, compared with a net loss attributable to common stockholders of $18.8 million, or $0.19 per basic and diluted share, for the comparable period in 2015. The increase in net loss attributable to common stockholders for the six months ended June 30, 2016 was primarily due to the intangible asset impairment charge of $19.7 million during the six months ended June 30, 2016, increases in research and development expenses of $1.2 million primarily due to greater activity related to the development of the Company’s product candidates, and increases in general and administrative expenses of $6.0 million primarily related to the retirement and separation agreement that Cascadian entered into with its former Chief Executive Officer in January 2016, higher professional fees associated with legal and regulatory compliance and expenses related to the Company’s Retention Payment Plan. The Company also recognized a non-cash $1.6 million deemed dividend as a result of the beneficial conversion feature on the Series D convertible preferred stock. The increase in the net loss attributable to common stockholders was partially offset by a $6.9 million tax benefit during the six months ended June 30, 2016 and lower non-cash expense from the change in the fair value of the Company’s warrant liability, which was zero for the six months ended June 30, 2016 compared to $2.5 million for the six months ended June 30, 2015. The change in the fair value of warrant liability was due to the expiration of the September 2010 warrants, which expired in October 2015.

Financial Guidance

Cascadian Therapeutics believes the following financial guidance to be correct as of the date provided. Cascadian Therapeutics is providing this guidance as a convenience to investors and assumes no obligation to update it.

Cascadian Therapeutics currently expects cash used in operations in 2016 to be approximately $38.0 million to $40.0 million. With cash, cash equivalents and investments of $80.9 million as of June 30, 2016, Cascadian Therapeutics estimates that its cash, cash-equivalents and investments will be sufficient to fund operations for at least the next 12 months.

About Cascadian Therapeutics

Cascadian Therapeutics is a clinical-stage biopharmaceutical company dedicated to developing innovative product candidates for the treatment of cancer. Our lead product candidate, ONT-380, is an orally active and selective small molecule HER2 inhibitor, which has been studied in approximately 200 patients to date. Preliminary results from two ongoing Phase 1b studies of ONT-380 in combination showed promising systemic activity, a favorable safety profile and encouraging activity against brain metastases. Cascadian Therapeutics is also conducting a randomized, double-blind, placebo-controlled Phase 2 study called HER2CLIMB. The study is evaluating ONT-380 versus placebo in combination with capecitabine and trastuzumab in late stage HER2+ breast cancer patients, with and without brain metastases, who have previously been treated with a taxane, trastuzumab, pertuzumab and T-DM1. This study is expected to enroll 180 patients with and without brain metastases across approximately 100 clinical sites in the U.S., Canada, and Western Europe. The Company is also developing a cell cycle inhibitor, Chk1, and plans to move the program forward through IND-enabling studies in 2017. For more information, visit www.cascadianrx.com.

Forward-Looking Statements

In order to provide Cascadian Therapeutics’ investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Cascadian Therapeutics’ expectations regarding clinical development activities, timing of additional data, potential benefits of its product candidates, and its use and adequacy of cash reserves and future financial results.

Forward-looking statements involve risks and uncertainties related to Cascadian Therapeutics’ business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Cascadian Therapeutics’ actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its preclinical development and clinical trials of its product candidates and its ability to adequately obtain and protect its intellectual property rights. Although Cascadian Therapeutics believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Cascadian Therapeutics’ risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Except as required by law, Cascadian Therapeutics does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Cascadian Therapeutics can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

CASCADIAN THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Operating Expenses
Research and development	$6,380	$5,701	$12,717	$11,459
General and administrative	4,365	2,636	10,998	4,957
Intangible asset impairment	19,738	—	19,738	—

Total operating expenses	30,483	8,337	43,453	16,416

Loss from operations	(30,483)	(8,337)	(43,453)	(16,416)

Other income (expense)
Investment and other income (expense), net	42	19	125	35
Change in fair value of warrant liability	—	(2,578)	—	(2,450)

Total other income (expense), net	42	(2,559)	125	(2,415)

Net loss before income taxes	$(30,441)	$(10,896)	$(43,328)	$(18,831)
Income tax (benefit) provision	(6,908)	—	(6,908)	—

Net loss	(23,533)	(10,896)	(36,420)	(18,831)
Deemed dividend related to beneficial conversion feature on Series D convertible preferred stock	(1,599)	—	(1,599)	—

Net loss attributable to common stockholders	(25,132)	(10,896)	(38,019)	(18,831)

Net loss per share – basic and diluted	$(0.26)	$(0.11)	$(0.40)	$(0.19)
Shares used to compute basic and diluted net loss per share	96,310,963	98,364,146	95,636,411	98,337,816

CASCADIAN THERAPEUTICS, INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	As of
	June 30, 2016	December 31, 2015
Cash, cash equivalents and investments	$80,879	$56,360
Total assets	$100,828	$96,574
Long term liabilities	$262	$8,044
Stockholders’ equity	$94,306	$83,735
Common shares outstanding	135,310,441	94,961,859

Investor Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@cascadianrx.com

Tricia Truehart

The Trout Group

646-378-2953

ttruehart@troutgroup.com

Media Contact:

Amy Bonanno

BMC Communications

646-513-3117

abonanno@bmccommunications.com

Source: Cascadian Therapeutics